EXHIBIT 10.1

12/6/2024

Michael Holt

c/o Morningstar

22 West Washington Street

Chicago, IL 60602

Dear Mike,

Morningstar, Inc., is pleased to extend an offer to you for the Chief Financial Officer position, reporting to me, effective January 1, 2025.

Cash Compensation

The annual base salary for the Chief Financial Officer role will be $450,000 paid semi-monthly.

You will also be eligible to participate in Morningstar’s annual incentive plan. This plan is designed to reward employees for adding value to Morningstar and impacting our bottom line. Your bonus is targeted at 100% of your base salary to be pro-rated in your first calendar year with us based on your start date in the role.

Payment is contingent upon your performance, achievement of company performance measures as approved by the Compensation Committee of Morningstar’s Board of Directors, and your meeting employee eligibility requirements under the plan.

Equity Compensation

Morningstar’s equity program provides opportunities for company ownership. It incentivizes long-term shareholder value creation, aligns our leaders’ interests with investors’ interests and promotes a long-term relationship with the company. Our equity program currently consists of two components: market stock units (MSUs) and time-based restricted stock units (RSUs).

Your total equity target for 2025 is $1,100,000. The target value will be granted 75% in MSUs and 25% in RSUs.

The target value of your 2025 MSU award is $825,000. Half of the target value will be granted in May and the other half will be granted in November. For each grant, your target amount will be divided by the stock price on the close of the day prior to the grant to determine the number of shares you are granted. We plan to issue the first of these semi-annual grants to you in May 2025, our next regular annual grant cycle.

The number of shares vested under the MSU plan is based on three-year cumulative total shareholder return (TSR), including share price appreciation and dividends. The actual number of shares that vest can be zero to 200% of the target number of units, depending on performance over the period. You must be continuously employed for the entire performance period to receive the award.

The target value of your 2025 RSU award is $275,000. Your target amount will be divided by the stock price on the close of the day prior to the grant to determine the number of shares you are granted. We plan to issue the first of these annual grants to you in May 2025, our next regular annual grant cycle. This grant will vest per the normal vesting schedule in your country. In the United States, RSU grants vest in four equal installments on each anniversary of the grant date (25% each year for four years) provided you remain continuously employed through the vest dates.

You will remain eligible for the Stretch PSU plan, aligned to Total Company performance.

All equity plan design features including, but not limited to equity vehicles, weightings, vesting and performance measures are contingent upon approval of the Compensation Committee of Morningstar’s Board of Directors. The details of these plans are governed by our RSU and MSU plan documents and will be shared with you when the grants are awarded. These plans are regularly reviewed by the Compensation Committee and subject to change with their approval.

Target Annual Compensation Summary

Salary	$450,000
Target Bonus (100% of salary)	$450,000
Target Cash Compensation	$900,000
Total Target Equity	$1,100,000
Total Target Compensation	$2,000,000

This offer remains subject to approval by Morningstar’s Board of Directors (and, with respect to the compensation terms herein, Morningstar’s Compensation Committee).

Congratulations again! Please let me know if you have any questions.

MORNINGSTAR, INC.

/s/ Kunal Kapoor
Kunal Kapoor
Chief Executive Officer

Acknowledged and agreed, this 9th day of December, 2024

/s/ Michael Holt
Michael Holt